FOR IMMEDIATE RELEASE
August 7, 2014
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER EARNINGS FOR THE SECOND QUARTER

•	Second quarter net income increased to $5.1 million, or $0.53 per share

•	Natural gas system expansions and other customer growth generated $2.1 million in additional gross margin

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported second quarter financial results. The Company's net income for the three months ended June 30, 2014 was $5.1 million, or $0.53 per share. This represents an increase of $778,000, or $0.08 per share, over the same quarter in 2013.

For the six months ended June 30, 2014, the Company reported net income of $22.8 million, or $2.35 per share. This represents an increase of $3.6 million, or $0.36 per share, compared to the same period in 2013.

“On both a quarter and year-to-date basis, our performance has been strong. Our results have been generated largely as a result of additional gross margin generated from recent natural gas service expansions, other capital investments, and the acquisitions that were completed near the end of the second quarter of 2013,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We have expanded our internal capabilities to manage and cultivate growth, and to continue to aggressively pursue both regulated and unregulated energy opportunities that will position the Company for continued growth in 2015 and beyond," Mr. McMasters added.

A more detailed discussion and analysis of the Company's results for each segment are provided in the following pages.

Comparative Results for the Quarters Ended June 30, 2014 and 2013

The Company’s operating income for the three months ended June 30, 2014 was $10.5 million, an increase of $1.3 million over the same quarter in 2013. Gross margin increased by $4.1 million due primarily to: (a) $2.1 million of additional gross margin generated by natural gas service expansions and other customer growth; (b) $1.0 million as a result of acquisitions completed in 2013; and (c) $643,000 related to continued implementation of the Florida Gas Reliability Infrastructure Program (“GRIP”). Other operating expenses increased by $2.8 million as a result of: (a) $1.5 million in increased payroll costs to support recent growth and expand the Company's capabilities to cultivate future growth and from a change in vacation policy in 2013 which reduced the accrual for that year; (b) $1.1 million in additional costs associated with the operation of new acquisitions; (c) $852,000 in increased depreciation and property tax costs due to new capital investments; and (d) $661,000 in higher benefits costs. These increases in other operating expenses were partially offset by the absence of $759,000 in a one-time sales tax expense incurred in the second quarter of 2013 related to the acquisition of certain operating assets of Eastern Shore Gas and its affiliates ("ESG"), which are not related to, or affiliated with, the Company's interstate natural gas transmission subsidiary, Eastern Shore Natural Gas Company ("Eastern Shore").

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Regulated Energy

Operating income for the regulated energy segment increased by $2.1 million to $10.7 million for the quarter ended June 30, 2014, compared to the same quarter in 2013. Additional gross margin of $3.9 million more than offset a $1.8 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.5 million of new margin generated from major natural gas service expansions completed in 2013 and 2014;

•	$966,000 generated by Sandpiper Energy, Inc. ("Sandpiper"), which acquired the operating assets of ESG and its affiliates in May 2013;

•	$643,000 generated by the Florida GRIP; and

•	$572,000 generated as a result of other growth in natural gas distribution and transmission services.
The increase in other operating expenses was due primarily to: (a) $832,000 in higher depreciation, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity; (b) $782,000 in other operating expenses associated with Sandpiper's operations; (c) $439,000 in higher payroll costs incurred primarily to support recent growth and expand the Company's capabilities to cultivate future growth; (d) $399,000 in higher benefits costs; and (e) $419,000 in higher payroll costs in Florida due primarily to a vacation policy change in 2013, which reduced the accrual for that year. These increases in other operating expenses were partially offset by the absence of a one-time sales tax expense of $759,000 in the second quarter of 2013 related to the acquisition of ESG.

Unregulated Energy

The unregulated energy segment reported an operating loss of $43,000 for the quarter ended June 30, 2014, compared to operating income of $447,000 in the same quarter of 2013. Due to the seasonal nature of the propane distribution operations, the unregulated energy segment typically reports an operating loss or modest operating income in the second quarter. A gross margin increase of $210,000 was offset by increased other operating expenses of $700,000 of which $466,000 is attributable to higher payroll and benefits costs principally attributed to resources added to support growth.

Other

The “Other” segment, which consists primarily of BravePoint®, Inc. ("BravePoint"), reported an operating loss of $211,000 for the quarter ended June 30, 2014, compared to operating income of $86,000 in the same quarter in 2013. This increased loss resulted from a $339,000 increase in operating expenses partially offset by a $42,000 increase in gross margin. The increased operating expenses were due primarily to augmented sales resources for BravePoint.

Comparative Results for the Six Months Ended June 30, 2014 and 2013

The Company’s operating income for the six months ended June 30, 2014 was $42.1 million, an increase of $6.4 million over the same period in 2013. Gross margin increased by $15.8 million, which was partially offset by an increase of $9.4 million in other operating expenses. Acquisitions completed in 2013 generated $5.8 million of additional gross margin and $3.2 million of other operating expenses during the six months ended June 30, 2014. The remaining increase in gross margin was due primarily to: (a) $3.0 million in new gross margin generated from natural gas service expansions; (b) $2.3 million from increased natural gas usage due to colder temperatures on the Delmarva Peninsula (c) $1.3 million in additional revenue related to continued implementation of the Florida GRIP; (d) $1.3 million in increased wholesale propane sales; (e) $1.2 million in other natural gas customer growth; and (f) $930,000 in higher profit from increased propane wholesale marketing activity. Other operating expense increases included: (a) $2.7 million in increased

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payroll to support recent and future growth and from a change in vacation policy in 2013 which reduced the accrual for that year; (b) $1.7 million in higher benefits costs as a result of healthcare costs and other employee-related expenses; (c) $1.6 million in increased depreciation and property tax costs associated with new capital investments; and (d) $742,000 in increased accruals for incentive bonuses as a result of the Company's financial performance to date. These increases in other operating expenses were partially offset by the absence of a one-time sales tax expense of $759,000 in the second quarter of 2013 related to the ESG acquisition.

Regulated Energy

Operating income for the regulated energy segment increased by $5.9 million to $31.8 million for the six months ended June 30, 2014, compared to the same period in 2013. A gross margin increase of $11.8 million was partially offset by a $5.9 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$5.3 million generated by Sandpiper, which acquired the operating assets of ESG in May 2013;

•	$3.0 million generated from major natural gas service expansions completed in 2013 and 2014;

•	$1.3 million generated by the Florida GRIP;

•	$1.2 million from other growth in natural gas distribution and transmission services; and

•	$524,000 from higher customer consumption due to colder temperatures.

The increase in other operating expenses was due primarily to: (a) $2.2 million in other operating expenses associated with Sandpiper's operations; (b) $1.6 million in higher depreciation, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity; (c) $1.1 million in higher benefits costs; (d) $864,000 in higher payroll costs due primarily to support recent growth and expand the Company's capabilities to cultivate future growth; and (e) $610,000 in higher payroll costs in Florida principally resulting from a change in vacation policy in 2013 which reduced the accrual for that year. These increases in other operating expenses were partially offset by the absence of a one-time sales tax expense of $759,000 in 2013 related to the ESG acquisition.

Unregulated Energy

Operating income for the unregulated energy segment increased by $999,000 to $10.8 million for the six months ended June 30, 2014, compared to the same period in 2013. A $3.8 million increase in gross margin was partially offset by a $2.8 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.7 million in higher margin as a result of higher consumption by retail propane customers due to colder temperatures;

•	$1.3 million in increased wholesale propane sales due primarily to sales to an affiliate of ESG; and

•
$930,000 in higher profit from Xeron, Inc. ("Xeron"), the Company's propane wholesale marketing subsidiary, as higher volatility in wholesale propane prices resulted in higher profit on trading activity.

The increase in other operating expenses was due primarily to: (a) $905,000 in additional expenses incurred by the entities acquired in 2013; (b) $857,000 in higher payroll expense due to increased seasonal overtime and additional resources to support growth; and (c) $256,000 in increased accruals for incentive bonuses as a result of strong financial performance on a year-to-date basis.

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Other

The “Other” segment reported an operating loss of $538,000 and $39,000 for the six months ended June 30, 2014 and 2013, respectively. BravePoint’s gross margin increased by $240,000 as a result of higher consulting revenues, while its other operating expenses increased by $725,000 as a result of higher payroll due primarily to the addition of sales resources and benefits expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on August 8, 2014 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2014. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2014 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission and marketing, electricity distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com.

For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Gross Margin (1)
Regulated Energy	$36,974	$33,101	$84,832	$73,052
Unregulated Energy	8,301	8,091	29,115	25,275
Other	2,108	2,066	4,141	3,955
Total Gross Margin	$47,383	$43,258	$118,088	$102,282

Operating Income (Loss)
Regulated Energy	$10,711	$8,619	$31,802	$25,925
Unregulated Energy	(43)	447	10,815	9,816
Other	(211)	86	(538)	(39)
Total Operating Income	10,457	9,152	42,079	35,702

Other Income, net of other expenses	405	24	413	312
Interest Charges	2,303	2,016	4,459	4,088
Income Taxes	3,425	2,804	15,218	12,701
Net Income	$5,134	$4,356	$22,815	$19,225

Earnings Per Share of Common Stock
Basic	$0.53	$0.45	$2.36	$2.00
Diluted	$0.53	$0.45	$2.35	$1.99

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended June 30, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2013 Reported Results	$7,160	$4,356	$0.45
Adjusting for unusual items:
One-time sales tax expensed by Sandpiper associated with the acquisition	759	462	0.05
	759	462	0.05
Increased Gross Margins:
Major Projects (See Major Projects Highlights table)
Service expansions	1,545	939	0.10
Contribution from Sandpiper	966	588	0.06
GRIP	643	391	0.04
Other natural gas growth	572	348	0.04
Contribution from other acquisitions	53	32	—
	3,779	2,298	0.24
(Increased) Decreased Other Operating Expenses:
Higher payroll costs	(1,509)	(918)	(0.09)
Expenses from acquisitions	(1,098)	(668)	(0.07)
Higher depreciation, asset removal and property tax costs due to new capital investments	(852)	(519)	(0.05)
Higher benefits costs	(661)	(402)	(0.04)
Lower accrual for incentive bonuses	316	193	0.02
	(3,804)	(2,314)	(0.23)
Net Other Changes	665	332	0.02
Second Quarter of 2014 Reported Results	$8,559	$5,134	$0.53

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Key variances for the six months ended June 30, 2014 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Six months ended June 30, 2013 Reported Results	$31,926	$19,225	$1.99
Adjusting for unusual items:
Weather impact (due primarily to colder temperatures in 2014)	2,266	1,365	0.14
One-time sales tax expensed by Sandpiper associated with the acquisition	759	457	0.05
	3,025	1,822	0.19
Increased Gross Margins:
Major Projects (See Major Projects Highlights table)
Contribution from Sandpiper	5,255	3,165	0.33
Service expansions	2,970	1,789	0.18
GRIP	1,310	789	0.08
Increased wholesale propane sales	1,286	774	0.08
Other natural gas growth	1,159	698	0.07
Propane wholesale marketing	930	560	0.06
Contributions from other acquisitions	555	334	0.03
	13,465	8,109	0.83
Increased Other Operating Expenses:
Expenses from acquisitions	(3,214)	(1,935)	(0.20)
Higher payroll costs	(2,664)	(1,605)	(0.17)
Higher benefits costs	(1,709)	(1,030)	(0.11)
Higher depreciation, asset removal costs and property tax costs due to new capital investments	(1,631)	(982)	(0.10)
Larger accrual for incentive bonuses	(742)	(447)	(0.05)
	(9,960)	(5,999)	(0.63)
Net Other Changes	(423)	(342)	(0.03)
Six months ended June 30, 2014 Reported Results	$38,033	$22,815	$2.35

The following information highlights certain key factors contributing to the Company’s results for the quarter and six months ended June 30, 2014:

Major Projects
Acquisition
In May 2013, the Company completed the purchase of the operating assets of ESG. Approximately 11,000 residential and commercial underground propane distribution system customers acquired in this transaction are now being served by Sandpiper under the tariff approved by the Maryland Public Service Commission (“PSC”). The Company is evaluating the potential conversion of some of the underground propane distribution systems to natural gas distribution and has begun to convert some of the customers. This acquisition was accretive to earnings per share in the first full year of operations, generating $0.22 in additional earnings per share to the Company. The Company generated $966,000 and $5.3 million, in additional gross margin from Sandpiper for the three and six months ended June 30, 2014, respectively, and incurred $782,000 and $2.2 million in additional other operating expenses for the three and six months ended June 30, 2014, respectively. Additionally, in the second quarter of 2013, the Company recorded $759,000 in a one-time sales tax expense associated with the acquisition of ESG.

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Service Expansions
During 2013, Eastern Shore commenced new natural gas transmission services to local distribution utilities and industrial customers in Delaware and Maryland. These new services generated additional gross margins of $740,000 and $2.0 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013.

Eastern Shore also executed a one-year contract with another industrial customer to provide 50,000 dekatherms per day of additional transmission service from April 2014 to April 2015. This short-term contract generated $599,000 in the second quarter of 2014 and is expected to generate $1.9 million and $767,000 of gross margin in 2014 and 2015, respectively.

Eastern Shore is constructing a pipeline lateral to an industrial customer facility in Kent County, Delaware. Upon completion of this lateral, which is expected to be operational in October 2014, this new service is expected to generate annual gross margin of approximately $1.2 million to $1.8 million. During 2014, the Company expects to generate $463,000 in additional gross margin from this new service. The new facilities include approximately 5.5 miles of pipeline lateral and metering facilities, which will extend from Eastern Shore's mainline to the new industrial customer facility.

In August 2013, Peninsula Pipeline Company, Inc., the Company's intrastate natural gas transmission subsidiary, commenced a new firm transportation service in Florida with an unaffiliated utility. This new service generated $210,000 and $420,000 in gross margin for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013.

GRIP
In August 2012, the Florida PSC approved the GRIP, which is designed to recover capital and other program-related-costs, inclusive of a return on investment, to replace older pipes in the Company's Florida service territories. The Company received approval to invest $75.0 million to replace qualifying distribution mains and services (any material other than coated steel or plastic). Since the program's inception in August 2012, the Company has invested $29.3 million. During the first half of 2014, the Company invested $9.5 million and expects to invest an additional $12.4 million during the second half of 2014. These investments generated additional gross margin of $643,000 and $1.3 million for the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013.

Investing in Growth
The Company has continued to expand its resources and capabilities to support growth. The Company's Delmarva natural gas distribution operation has initiated natural gas distribution expansions in Sussex County in Delaware, and Worcester and Cecil County in Maryland, which require the construction and conversion of distribution facilities, as well as the conversion of residential customers’ appliances and equipment. To support this growth as well as future expansions, our Delmarva natural gas distribution operation has increased staffing. Eastern Shore also increased its staffing. Finally, resources have been added in the Company's corporate shared services departments to increase the Company’s overall capabilities to support sustained future growth. The additional staffing increased payroll expenses for the Company's Regulated Energy segment by $439,000 and $864,000, respectively, for the three and six months ended June 30, 2014, compared to the same periods in 2013. The Company expects to make additional investments in human resources, as needed, to further develop our capability to capitalize on future growth opportunities.

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Weather and Consumption

Weather was not a significant factor in the second quarter. Temperatures on the Delmarva Peninsula and in Florida during the first quarter of 2014 were significantly colder than the first quarter of 2013, which positively affected the Company's year-to-date results in 2014. The following tables highlight the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and six months ended June 30, 2014 and 2013 and the gross margin variance resulting from the weather fluctuation in those periods.
HDD and CDD Information

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Variance	2014	2013	Variance
Delmarva
Actual HDD	456	490	(34)	3,173	2,897	276
10-Year Average HDD ("Normal")	459	473	(14)	2,820	2,850	(30)
Variance from Normal	(3)	17		353	47

Florida
Actual HDD	17	19	(2)	574	487	87
10-Year Average HDD ("Normal")	26	28	(2)	555	569	(14)
Variance from Normal	(9)	(9)		19	(82)

Florida
Actual CDD	928	865	63	970	946	24
10-Year Average CDD ("Normal")	908	911	(3)	982	986	(4)
Variance from Normal	20	(46)		(12)	(40)

Gross Margin Variance attributed to Weather

(in thousands)	Q2 2014 vs. Q2 2013	Q2 2014 vs. Normal	YTD 2014 vs. YTD 2013	YTD 2014 vs. Normal
Delmarva
Regulated Energy	$(256)	$19	$255	$636
Unregulated Energy	(39)	(46)	1,694	1,096
Florida
Regulated Energy	(56)	(116)	269	(322)
Unregulated Energy	—	—	48	81
Total	$(351)	$(143)	$2,266	$1,491

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Propane

During 2014, retail propane margins on the Delmarva Peninsula reverted to more normal levels as a significant increase in wholesale prices in late 2013 and early 2014 increased our average propane inventory cost. This reduced our Delmarva gross margin by $75,000 and $891,000 for the three and six months ended June 30, 2014, respectively. In Florida, higher retail propane margins as a result of local market conditions increased its gross margin by $312,000 and $637,000 for the three and six months ended June 30, 2014.

Wholesale propane sales increased, generating additional gross margin of $254,000 and $1.3 million, for the three and six months ended June 30, 2014, respectively, primarily due to sales to an affiliate of ESG.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, did not have a significant impact on the quarter-over-quarter variance for the three months ended June 30, 2014 due to lower wholesale price volatility. On a year-to-date basis, Xeron generated an increase in gross margin of $930,000, compared to the same period in 2013. This increase was due to higher wholesale price volatility, primarily during the winter heating season, which resulted in increased trading activity and higher profits on executed trades.

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Chesapeake Utilities Corporation and Subsidiaries Major Project Highlights (Unaudited)

Major Projects Initiated (dollars in thousands):
	Gross Margin
	Q2 2014	YTD 2014	2014 (1)
Acquisition:
ESG acquisition being served by Sandpiper in Worcester County, Maryland (2)	$1,504	$5,794	$9,817
Service Expansions
Natural Gas Distribution:
Long-term
Sussex County, Delaware (3)	$155	$359	$694
Natural Gas Transmission:
Short-term
New Castle County, Delaware (4) (5)	$599	$599	$1,862
Kent County, Delaware (5)	—	—	—
Total Short-term	$599	$599	$1,862
Long-term
Sussex County, Delaware (6)	$431	$863	$1,725
New Castle County, Delaware (6) (7)	741	1,482	2,964
Nassau County, Florida (6)	328	655	1,300
Worcester County, Maryland (6)	137	274	547
Cecil County, Maryland (6)	287	574	1,147
Indian River County, Florida	210	420	840
Kent County, Delaware	665	1,330	3,123
Total Long-term	$2,799	$5,598	$11,646

Total Service Expansions	$3,553	$6,556	$14,202

Total Major Projects	$5,057	$12,350	$24,019

Less: 2013 Margin	$2,545	$4,124	$13,176
Incremental Margin in 2014 over 2013	$2,512	$8,226	$10,843

(1) The figures provided represent the estimated annual gross margin.
(2) During the three and six months ended June 30, 2014, we incurred $782,000 and $2.2 million, respectively, in other operating expenses related to Sandpiper's operation. We expect to incur a total of $6.3 million in other operating expenses for all of 2014.
(3) These services generated $153,000 and $355,000 in gross margin for the three and six months ended June 30, 2013, respectively.
(4) Expected gross margin in 2014 includes $1.9 million from a new short-term contract for 50,000 Dts/d for one year, which began in April 2014.
(5) We provided short-term service for New Castle County and generated $128,000 and $168,000 in gross margin for the three and six months ended June 30, 2013, respectively. We also provided short-term service for Kent County and generated $386,000 in gross margin for three and six months ended June 30, 2013. These short-term services were displaced by the new long-term services in November 2013.
(6) Gross margin generated by these services for the three months ended June 30, 2013 was $345,000 for Sussex County, Delaware; $343,000 for New Castle County, Delaware; $334,000 for Nassau County, Florida; $98,000 for Worcester County Maryland and $220,000 for Cecil County, Maryland. Gross margin generated by these services for the six months ended June 30, 2013 was $690,000 for Sussex County, Delaware; $686,000 for New Castle County, Delaware; $665,000 for Nassau County, Florida; $195,000 for Worcester County Maryland and $441,000 for Cecil County, Maryland.
(7) Gross margin generated from this service expansion replaces the 10,000 Dts/d contract, which expired in November 2012. This expired contract had annualized gross margin of $1.1 million.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating Revenues
Regulated Energy	$61,646	$55,216	$163,812	$136,783
Unregulated Energy	34,321	36,025	114,294	91,016
Other	4,530	2,905	8,728	7,075
Total Operating Revenues	100,497	94,146	286,834	234,874
Operating Expenses
Regulated energy cost of sales	24,672	22,115	78,979	63,730
Unregulated energy and other cost of sales	28,442	28,773	89,766	68,861
Operations	24,615	22,822	51,242	44,577
Maintenance	2,457	1,820	4,606	3,542
Depreciation and amortization	6,736	5,977	13,371	11,797
Other taxes	3,118	3,487	6,791	6,665
Total operating expenses	90,040	84,994	244,755	199,172
Operating Income	10,457	9,152	42,079	35,702
Other income, net of other expenses	405	24	413	312
Interest charges	2,303	2,016	4,459	4,088
Income Before Income Taxes	8,559	7,160	38,033	31,926
Income taxes	3,425	2,804	15,218	12,701
Net Income	$5,134	$4,356	$22,815	$19,225

Weighted Average Common Shares Outstanding:
Basic	9,704,161	9,621,580	9,681,422	9,611,610
Diluted	9,737,852	9,695,470	9,715,762	9,687,253

Earnings Per Share of Common Stock:
Basic	$0.53	$0.45	$2.36	$2.00
Diluted	$0.53	$0.45	$2.35	$1.99

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2014	December 31, 2013
(in thousands, except shares)
Property, Plant and Equipment
Regulated energy	$710,444	$691,522
Unregulated energy	78,616	76,267
Other	21,677	21,002
Total property, plant and equipment	810,737	788,791
Less: Accumulated depreciation and amortization	(186,663)	(174,148)
Plus: Construction work in progress	36,615	16,603
Net property, plant and equipment	660,689	631,246
Current Assets
Cash and cash equivalents	2,529	3,356
Accounts receivable (less allowance for uncollectible accounts of $1,819 and $1,635, respectively)	44,858	75,293
Accrued revenue	7,631	13,910
Propane inventory, at average cost	6,836	10,456
Other inventory, at average cost	3,382	4,880
Storage gas prepayments	3,131	4,318
Prepaid expenses	4,229	6,910
Income taxes receivable	—	2,609
Mark-to-market energy assets	136	385
Regulatory assets	5,822	2,436
Deferred income taxes	1,657	1,696
Other current assets	203	160
Total current assets	80,414	126,409
Deferred Charges and Other Assets
Investments, at fair value	3,542	3,098
Regulatory assets	66,300	66,584
Goodwill	4,625	4,354
Other intangible assets, net	2,775	2,975
Receivables and other deferred charges	2,740	2,856
Total deferred charges and other assets	79,982	79,867
Total Assets	$821,085	$837,522

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14-14-14-14

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2014	December 31, 2013
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$4,727	$4,691
Additional paid-in capital	154,619	152,341
Retained earnings	139,350	124,274
Accumulated other comprehensive loss	(2,473)	(2,533)
Deferred compensation obligation	1,202	1,124
Treasury stock	(1,202)	(1,124)
Total stockholders' equity	296,223	278,773
Long-term debt, net of current maturities	165,370	117,592
Total capitalization	461,593	396,365
Current Liabilities
Current portion of long-term debt	11,117	11,353
Short-term borrowing	47,870	105,666
Accounts payable	30,184	53,482
Accrued compensation	5,495	8,394
Accrued interest	1,352	1,235
Dividends payable	3,933	3,710
Income taxes payable	695	—
Mark-to-market energy liabilities	32	127
Regulatory liabilities	5,875	4,157
Customer deposits and refunds	23,482	26,140
Other accrued liabilities	9,978	7,678
Total current liabilities	140,013	221,942
Deferred Credits and Other Liabilities
Deferred income taxes	142,766	142,597
Deferred investment tax credits	57	74
Regulatory liabilities	3,975	4,402
Accrued asset removal cost - Regulatory liability	39,991	39,510
Environmental liabilities	9,076	9,155
Other pension and benefit costs	20,123	21,000
Other liabilities	3,491	2,477
Total deferred credits and other liabilities	219,479	219,215
Total Capitalization and Liabilities	$821,085	$837,522

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2014				For the Three Months Ended June 30, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$12,113	$1,144	$5,756	$8,961	$9,971	$1,112	$5,523	$9,584
Commercial	7,103	1,069	8,333	8,855	5,290	1,045	8,519	9,552
Industrial	1,468	1,266	3,224	1,001	1,278	1,237	2,890	662
Other (1)	(3,972)	739	(1,670)	(281)	(2,960)	504	(1,528)	(2,498)
Total Operating Revenues	$16,712	$4,218	$15,643	$18,536	$13,579	$3,898	$15,404	$17,300

Volume (in Dts/MWHs)
Residential	619,752	72,960	280,610	65,100	554,374	71,869	295,806	66,856
Commercial	690,650	323,371	621,159	74,619	609,632	321,842	712,567	77,213
Industrial	998,147	3,302,814	1,016,923	7,240	883,855	3,719,671	849,383	5,560
Other	19,524	—	(53,204)	6,351	17,096	—	(118,579)	8,548
Total	2,328,073	3,699,145	1,865,488	153,310	2,064,957	4,113,382	1,739,177	158,177

Average Customers
Residential	62,055	14,387	50,939	23,894	60,581	13,974	49,556	23,835
Commercial	6,540	1,363	4,392	7,412	6,447	1,294	4,542	7,415
Industrial	108	59	1,273	2	113	55	999	2
Other	7	—	—	—	6	—	—	—
Total	68,710	15,809	56,604	31,308	67,147	15,323	55,097	31,252

	For the Six Months Ended June 30, 2014				For the Six Months Ended June 30, 2013
	Delmarva NG Distribution(2)	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$45,841	$2,581	$13,742	$20,514	$33,163	$2,448	$12,779	$19,564
Commercial	22,751	2,302	17,896	17,466	15,337	2,240	17,905	18,005
Industrial	3,004	2,560	6,667	2,433	3,038	2,515	6,185	2,390
Other (1)	(3,682)	1,575	(1,015)	(3,569)	(2,739)	1,137	(3,202)	(4,133)
Total Operating Revenues	$67,914	$9,018	$37,290	$36,844	$48,799	$8,340	$33,667	$35,826

Volume (in Dts/MWHs)
Residential	2,778,338	209,616	764,767	149,590	2,204,146	198,706	743,022	136,631
Commercial	2,380,520	729,069	1,421,313	146,423	1,990,316	730,823	1,536,752	144,124
Industrial	2,172,339	7,030,959	2,145,937	16,870	2,014,397	7,636,487	2,060,972	16,780
Other	26,052	—	(83,207)	(6,016)	22,748	—	(152,895)	11,289
Total	7,357,249	7,969,644	4,248,810	306,867	6,231,607	8,566,016	4,187,851	308,824

Average Customers
Residential	62,379	14,368	50,826	23,855	60,825	13,967	49,368	23,751
Commercial	6,572	1,354	4,403	7,414	6,477	1,284	4,551	7,403
Industrial	107	60	1,247	2	113	57	958	2
Other	7	—	—	—	5	—	—	—
Total	69,065	15,782	56,476	31,271	67,420	15,308	54,877	31,156

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.
(2) Sandpiper is now included within the Delmarva NG Distribution results, which also includes the Delaware and Maryland Divisions.